Pacific Life & Annuity Company P.O. Box 7138 • Pasadena, CA 91109-7138 www.PacificLifeandAnnuity.com (800) 748-6907 (See instructions for mailing addresses)
PORTFOLIO OPTIMIZATION ENROLLMENT/RIDER REQUEST
Use this form to: · Enroll in Portfolio Optimization only. Complete Sections 1, 2, 3 and 5. · Enroll in Portfolio Optimization and add the optional Guaranteed Protection Advantage[5](GPA5) rider to your annuity contract. Complete all sections.
1 GENERAL INFORMATION Owner’s Name (First, Middle, Last) Daytime Telephone Number Annuity Contract Number If known. ( )
2 PORTFOLIO OPTIMIZATION MODELS Choose one. 3 REBALANCING Optional
Your entire contract value will be reallocated to the model you choose, If no selection is made, rebalancing will not occur, unless unless you have an active Dollar Cost Averaging (DCA) program in place. required by certain contracts with optional riders. These See instructions for further details. contracts will be rebalanced as specified in the prospectus.
M Model A M Model B M Model C M &n bsp; Quarterly M Semiannually M Annually M Model D M Model E
4 ADD OPTIONAL GPA[5] RIDER – Check the box to add GPA[5] to your annuity contract. You must enroll or be enrolled in Portfolio Optimization to add GPA[5]. Check with your broker/dealer for availability.
M I understand the following GPA[5] terms and conditions:
· Pacific Life & Annuity must receive this form in good order within 60 days of contract issue for the rider to be effective on the issue date or 30 days after a contract anniversary to be effective on the anniversary date. If this request is not received within these timeframes, the rider will not be added.
· To qualify for GPA[5] benefits, the entire contract value must stay invested for the 10-year term in an approved asset allocation program established and maintained by Pacific Life for the rider. The 10-year term begins on the GPA[5] effective date and cannot go beyond the annuity date.
· The rider will automatically terminate on the day of contract anniversary following the date the contract value becomes less than 100% invested in the asset allocation program.
· Any withdrawals taken while this rider is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce death benefits and the benefits of this rider on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.
· If the rider terminates on a day other than contract anniversary, the annual charge then in effect for the rider will be calculated on a pro-rated basis on the date of rider termination and deducted from the contract on the earlier of contract surrender or next contract anniversary. The annual charge will be waived if the rider terminates as a result of death or annuitization.
· An annual charge of 0.25% of the contract value will be assessed on each contract anniversary for GPA[5] protection received in the prior contract year.
· Annuitants must be age 80 or younger to purchase the rider.
5 ACKNOWLEDGMENT, AUTHORIZATION AND SIGNATURE(S)
I have discussed this product and/or service with my investment professional and/or tax adviser, and believe the selections meet my insurable needs, financial objectives and risk tolerance. I have received and read the applicable prospectus describing Portfolio Optimization and the optional GPA[5] rider, including its benefits and risks.

I understand that:
(a) I am directing that my initial purchase payment (or contract value for existing contracts) be allocated based on the Portfolio Optimization Model that I selected in Section 2. I also direct that subsequent purchase payments, if allowed by my contract, be allocated according to this model as it may be modified from time to time, unless I instruct otherwise in writing.
(b) I may utilize investment tools made available by Pacific Life & Annuity for selecting a Portfolio Optimization Model but I understand that it is my decision, in consultation with my investment professional, to select a model. Pacific Life & Annuity bears no responsibility for this decision.
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PORTFOLIO OPTIMIZATION ENROLLMENT/RIDER REQUEST
5 ACKNOWLEDGMENT, AUTHORIZATION AND SIGNATURE(S) – Continued
(c) Participation in Portfolio Optimization is no guarantee against market loss.
(d) Portfolio Optimization Models will be analyzed from time to time, and as a result, investment options may be added or deleted from a model, and/or the weightings of the investment options may change. These investment options may be different from those currently available (including investment options not currently available). I have read the prospectus and understand that my model may be automatically updated. I grant Pacific Life limited discretionary investment authority to periodically make changes in the Portfolio Optimization investment options and to allocate and reallocate my contract value in accordance with the Portfolio Optimization Model I have selected, since the Portfolio Optimization Model will be updated from time to time. Pacific Life can only transfer such discretionary authority (for example, the ability to periodically change model allocations) to another party with my consent, although Pacific Life may assume consent if it provides advance notice and I do not object. (For purposes of the preceding sentence, “transfer” means “assign” as interpreted under the Investment Advisers Act of 1940.)
(e) I will receive transaction confirmations of the annual automatic updates, if applicable.
(f) I will notify my investment professional if my financial situation and risk profile changes to determine if I need to change to a different Portfolio Optimization Model. In addition, I understand that I should periodically review, in consultation with my investment professional, my financial situation and risk profile to determine if I need to change Portfolio Optimization Models.
(g) I may withdraw from Portfolio Optimization at any time, and that if I have purchased GPA[5], the rider will terminate if I withdraw from Portfolio Optimization.
(h) Portfolio Optimization may be terminated at any time. Pacific Life & Annuity has no contractual obligation to continue the program.
(i) Withdrawals and other distributions of taxable amounts will be subject to income tax, and if taken prior to age 59 1/2 , a 10% federal tax may apply.
(j) If adding GPA[5] to my contract, I agree to the terms and conditions in Section 4.
I agree that if I am providing this form by fax, it is as valid as the original.
Owner’s Signature mo day yr Joint Owner’s Signature (if applicable) mo day &n bsp; yr
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PORTFOLIO OPTIMIZATION ENROLLMENT/RIDER REQUEST
When to use this form: Use this form to enroll in Portfolio Optimization only or to enroll in Portfolio Optimization and add the optional rider to your contract. You must enroll in Portfolio Optimization to add the rider to your contract. If you do not choose to add the rider at this time, you may add the rider in the future, subject to the terms and conditions then in effect for the rider, by completing the Portfolio Optimization Rider Request/Termination form.
To complete this form: Print clearly in dark ink. Provide requested information in full. An incomplete form may delay processing. Do not highlight any information submitted on this form. Paperwork submitted to Pacific Life & Annuity is scanned into an imaging system and highlighting could make that information unreadable.
Where to send this form: By regular mail: By overnight mail: By fax:
Pacific Life & Annuity Company Pacific Life & Annuity Company (626) 403-7003 P.O. Box 7138 1111 S. Arroyo Parkway, Suite 205 Pasadena, CA 91109-7138 Pasadena, CA 91105-3967
For help or questions: Contact your registered representative or call Pacific Life & Annuity customer service at (800) 748-6907. Registered representatives can obtain additional copies of this form by visiting our financial professional Web site at www.PacificLifeandAnnuity.com.
INSTRUCTIONS
1 General Information: Provide the owner’s name, daytime telephone number and annuity contract number, if known.
2 Portfolio Optimization Models: To enroll in Portfolio Optimization, choose the model that is consistent with your particular level of risk. Only one model may be selected. Your investment professional should assess the model for suitability to make sure the model selected is appropriate to your investment goals and financial situation. If you presently have a DCA program and the source investment option is in a Portfolio Optimization Model, your DCA program will be discontinued. If your investment goals and/or financial situation change, consult your investment professional. The current Portfolio Optimization Models are summarized below. Refer to the product’s prospectus for more information.
Portfolio Optimization Model Allocations (Investment Options)
Model A Model B Model C Model D Model E
Diversified Research 3% Blue Chip 6% Blue Chip 4% Blue Chip 4% Blue Chip 4% Short Duration Bond 24% Diversified Research 4% Diversified Research 4% Diversified Research 3% Diversified Research 3% Mid-Cap Value 4% Short Duration Bond 16% American Funds Growth-Income 3% American Funds Growth-Income 4% American Funds Growth-Income 8% International Value 3% Mid-Cap Value 7% American Funds Growth 3% American Funds Growth 6% American Funds Growth 10% International Large-Cap 3% International Value 5% Short Duration Bond 7% Short Duration Bond 4% Growth LT 5% Main Street® Core 7% International Large-Cap 8% Growth LT 2% Growth LT 2% Mid-Cap Value 7% Managed Bond 19% Small-Cap Value 3% Mid-Cap Value 8% Mid-Cap Value 12% International Value 9% Inflation Managed 14% Main Street® Core 7% International Value 5% International Value 5% International Large-Cap 15% Money Market 10% Managed Bond 16% International Large-Cap 10% International Large-Cap 13% Equity Index 7% High Yield Bond 6% Inflation Managed 13% Equity Index 2% Equity Index 6% Small-Cap Index2% Large-Cap Value 4% Money Market 3% Small-Cap Index 3% Small-Cap Index 3% Fasciano Small Equity 5% Comstock 3% High Yield Bond 4% Small-Cap Value 2% Fasciano Small Equity 4% Main Street® Core4% Large-Cap Value 5% Main Street® Core 7% Main Street® Core 6% Emerging Markets 4% Comstock 3% Emerging Markets 4% Emerging Markets 4% Large-Cap Value 7% Managed Bond 14% Managed Bond 6% Comstock 3% Inflation Managed 11% Inflation Managed 6% Real Estate 5% High Yield Bond 3% Large-Cap Value 6% VN Small-Cap Value 2% Large-Cap Value 5% Comstock 3% Comstock 3% Real Estate 3% Lower Risk Higher Risk Less Volatile More Volatile
3 Rebalancing (Optional): Your portfolio can be rebalanced either quarterly, semiannually or annually to maintain the asset allocations in the Portfolio Optimization Model you have selected. Choose one rebalancing frequency.
4 GPA[5] Rider (Optional): In connection with Portfolio Optimization, you may add the optional GPA[5] rider to your annuity contract. Refer to the product’s prospectus for more information. Complete this section to add the rider to your contract. Review the terms and conditions before checking the box and signing the form.
Minimum Requirements: To qualify to purchase the optional GPA[5] rider: (a) you are enrolling in Portfolio Optimization (see Sections 2 and 3 of this form); (b) all annuitants must be age 80 or younger on the date of purchase; and (c) the date of purchase must be at least 10 years prior to the annuity date.
5 Acknowledgment, Authorization and Signature(s): The form must be signed and dated by the owner. In cases of joint ownership, both owners must sign.
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